EXHIBIT 99.1
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             CDKNET ANNOUNCES RESIGNATION OF DIRECTOR ANDREW PRINCE

Piscataway, NJ -- June 7, 2006 -- CDKNet.com (OTCBB: CDKN) announced today that Andrew Prince resigned from itS board of directors on June 1, 2006 with immediate effect.

Oleg Logvinov, chief executive officer and president of CDKNet.com, said, "I wish to thank Andy for his service and dedication to our company. We have benefited from Andy's business acumen and insights. In particular, I am grateful for the support he has provided to me in my role over the past two years."

The board has four members following Mr. Prince's resignation, two of which are independent directors.

ABOUT ARKADOS, INC.

Arkados Inc., a wholly owned subsidiary of CDKnet.com (OTCBB:CDKN), is a developer, manufacturer and supplier of system-on-chip semiconductors that are designed to create easy-to-use digital connectivity between entertainment and computing devices used by consumers. Arkados solutions will create a virtual, home-wide entertainment and information network that can enable digital data to be shared between stereos, radios, computers, speakers, mp3 players, televisions, cable and DSL modems, and a host of other devices. The company's chips are designed to permit its OEM customers to produce sophisticated, full-featured products with a lower production cost, faster time-to-market, and a high degree of programmability. Arkados is a major contributor to the new HomePlug AV specification and their chips conform to HomePlug Powerline Alliance standards. Arkados chips can be used for applications in the in-home network ("In-Home Network"), through the "last mile" powerline distribution network ("Broadband Powerline"), and throughout residential and corporate buildings ("In-building Network").

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company and the risks and uncertainties detailed from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:
Emerging Markets Consulting, LLC
Jim Painter, Investor Relations
321-206-6682
jamespainter@emergingmarketsllc.com
www.emergingmarketsllc.com
126 S. Bumby Ave., Suite A
Orlando, FL 32803